                           TCW SPECIAL CREDITS FUND V
                       c/o OAKTREE CAPITAL MANAGEMENT, LLC
                         550 S. HOPE STREET, 22ND FLOOR
                              LOS ANGELES, CA 90071
- --------------------------------------------------------------------------------
TELEPHONE: (213)614-0900                               TELECOPIER: (213)694-1599




                                 April 17, 1996



Starbaby Holding Partnership
c/o John Raspitha
338 Bekasina Drive
Henderson, NV  89014

Re:  SECURITIES OF KINDERCARE LEARNING CENTERS, INC.
     -----------------------------------------------

Gentlemen:

This letter constitutes your agreement to sell 681,377 shares of common stock (the "Shares") of KinderCare Learning Centers, Inc. (the "Company") and 958,883 warrants to purchase shares of common stock of the Company (the "Warrants") as of the date set forth above to TCW Special Credits Fund V - The Principal Fund ("Fund V"). The purchase prices for such transactions shall be, respectively, $12.625 per Share and $1.50 per Warrant. It is agreed that this will be a non-broker transaction. (The Shares and the Warrants are referred to hereafter, collectively, as the "Securities".)

You represent that you are the sole owner of the Securities and have the authority to sell the Securities to Fund V without violating any agreement by which you are bound or any applicable law. You also represent that you are a sophisticated seller and your decision to sell the Securities to Fund V has been made by you without reliance on any investment advice or information from TCW Asset Management Company or any of its affiliates. You are aware that Fund V is a current stockholder of the Company.

If you are in agreement with the foregoing, please execute a copy of this letter and return it to us by fax at (213)694-1599, and please arrange for delivery of the Securities via DTC to Fund V c/o Sanwa Bank against payment via DTC. Our instructions for delivery are as follows:

     Sanwa Bank California
     DTC # 2299
     Agent # 25716
     Acct. # 400-1403
     FBO: Special Credits V/Miller

We will arrange for wiring via DTC of $10,040,409.13 to your account pursuant to the wiring instructions set forth on Exhibit A hereto.

Should you have any questions, feel free to call Richard Wickline, Assistant Vice President, Legal (213/694-1521) at Oaktree Capital Management, LLC or me (213/694-1522).

                              TCW SPECIAL CREDITS FUND V - THE PRINCIPAL FUND

                              By:  TCW ASSET MANAGEMENT COMPANY,
                                   ITS GENERAL PARTNER

                                   /s/ Kenneth Liang
                              ------------------------------------
                                       Kenneth Liang
                                    AUTHORIZED SIGNATORY


     ACCEPTED AND AGREED TO
     AS OF THE DATE SET FORTH ABOVE:

     Starbaby Holding Partnership
     By:  Lodestar Associates, L.P.,
          its Managing General Partner

          By:  LODESTAR MANAGEMENT, INC.

          By:  /s/ Ken Miller
               --------------------------
               Ken Miller
               President